Exhibit 99

       ( BW)(SC-COMMUNITY-BANKSHARES)(SCB) Community Bankshares Inc. -SC-
               Announces Fourth Quarter and Year-End 2003 Results

    Business Editors

         ORANGEBURG, S.C.--(BUSINESS WIRE)--Jan. 16, 2004--Community Bankshares Inc., (AMEX: SCB), announced that it had consolidated net income of $5,636,000 for the year ended December 31, 2003, compared to the $5,401,000 reported in 2002. Diluted earnings per share declined to $1.27 in 2003 from $1.38 in 2002, which is attributable to an increased number of average shares outstanding in 2003 associated with the company's acquisition of the Bank of Ridgeway in 2002.

         Consolidated net income for the fourth quarter ended December 31, 2003, was $1,298,000, or $0.29 per diluted share, compared to $1,465,000, or $0.33 per diluted share, for the fourth quarter of 2002.

         At December 31, 2003 consolidated assets totaled $466 million compared to $437 million in 2002. Gross loans totaled $332 million compared to $303 million the prior year. Deposits totaled $379 million compared to $337 million the prior year.

         Community Bankshares' Chairman and CEO E. J. Ayers stated, "2003 was a challenging year for us, and for others in our industry as well. Historically low interest rates continued to put pressure on our banks' net interest margin, which was 3.95% in 2003, down from 4.14% the previous year. While we are pleased that our banks have defended their margins as well as they did in this extreme interest rate environment, margin pressure slowed earnings growth this year. In addition, demand for mortgage loan refinancing services fell in the fourth quarter, which negatively impacted non-interest income for the quarter, but we were able to maintain our growth in non-interest income for the year."

         Ayers continued, "Despite the challenging environment, we made a number of positive enhancements in 2003 to improve our product offerings and our customers' banking experience. For example, we've invested in imaging technology to enable customers to receive monthly imaged bank statements, they can also view their checks on-line, and our business customers can get statements in CD format. In addition, we have made substantial improvements to the technology systems for the Bank of Ridgeway, enabling them to provide customers with technology services similar to all of our other banks.

         "We remain focused on pursuing new technologies to enhance services for our customers and to meet the banking needs of the communities we serve in order to become a major force in the community banking industry. As we grow our business to become South Carolina's leading community banking institution, we are determined to increase shareholder value and deliver consistent profitability."

         Community Bankshares' common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

         This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, and uncertainties associated with the development of technology. Investors are directed to the company's 2002 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.

-0-
*T

                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (unaudited)

Income statement                   year ended Dec. 31,    quarter ended Dec. 31,
summary                             2003         2002           2003       2002
                                    ----         ----           ----       ----

Net interest income ........      $16,709      $14,625      $ 4,275      $ 4,268
Provision for loan
 losses ....................      $ 1,119      $ 1,033      $   344      $   436
Non-interest income ........      $ 9,124      $ 7,194      $ 1,970      $ 2,116
Non-interest expense .......      $15,931      $12,465      $ 3,869      $ 3,702
Income tax provision .......      $ 3,147      $ 2,920      $   734      $   781
Net income .................      $ 5,636      $ 5,401      $ 1,298      $ 1,465

Basic earnings per
 common share
Average shares .............        4,313        3,804        4,325        4,304
Earnings per share .........      $  1.31      $  1.42      $  0.30      $  0.34
Diluted earnings per
 common share
Average shares .............        4,427        3,914        4,439        4,419
Earnings per share .........      $  1.27      $  1.38      $  0.29      $  0.33

Cash dividends per
 share .....................      $  0.36      $  0.32      $  0.09      $  0.08

Balance Sheet summary
At December 31,                                           2003             2002
                                                       --------         --------
Gross loans ..................................         $332,061         $302,911
Total assets .................................         $466,663         $437,320
Total deposits ...............................         $378,822         $337,062
Shareholders' equity .........................         $ 48,072         $ 43,717
Common shares
 outstanding .................................            4,331            4,304

*T

    --30--SL/ch*

    CONTACT: Community Bankshares Inc.
             William W. Traynham, 803-535-1060